AGREEMENT dated May 1, 1995 by and between Joseph A. Bank Mfg. Co., Inc. (North Ave. Coat Shop, Hampstead
                                Coat Shop, Brookhill Road Cutting
                                Floor, Rubin Bldg. Pants
                                Division & Hampstead Distribution
                                Center)
(hereinafter referred to as the "Employer" or "Manufacturer" and the BALTIMORE REGIONAL JOINT BOARD, AMALGAMATED CLOTHING AND TEXTILE WORKERS UNION, an unincorporated association, for and in behalf of itself and the employees now employed, or hereafter to be employed by the Employer (hereinafter collectively referred to as the "Union").

WHEREAS,  the  employer  and the Union are  parties to a  collective  bargaining
agreement   dated  as  of  October  1,  1993  and  the  parties  have  requested modification of certain of the provisions of said agreement, and

WHEREAS, the parties have reached agreement, and

NOW THEREFORE, in consideration of the mutual covenants, promises and agreements herein contained, the parties hereto agree as follows:
                                    ARTICLE I
COVERAGE:
A. The term "Employees" as used in this Agreement shall include all employees of the Employer except executive, administrative, office clericals, supervisory and guards as defined in the National Labor Relations Act.

                                   ARTICLE II
UNION RECOGNITION:
A. The Employer recognizes the Union as the exclusive collective bargaining agent for the employees in the bargaining unit described above with reference to wages, hours and working conditions.

B. The Employer shall recognize and deal with such representatives of the employees as the Union may elect or appoint and shall permit such representatives elected or appointed by the Union to visit its plant at any time during working hours in accordance with existing rules.

C. The Employer agrees to make available to the Union such payroll and production records as the Union may reasonably require as the collective bargaining agent and/or contracting party hereunder.

                                   ARTICLE III
UNION SECURITY:
A. In the manner and to the extent permitted by law membership in the Union on completion of the trial period of each employee or on and after the 30th day following execution of this Agreement, whichever is later, shall be required as a condition of employment of each employee. In the event that the trial period is less than thirty (30) days, membership in the Union shall not be required until thirty (30) days after date of employment. All employees who are now members or hereafter become members of the Union shall, as a condition of continued employment, remain members in good standing during the term of this Agreement.

B. Trial  Period:  Hampstead  Coat  Shop,  Brookhill  Road  Cutting  Floor,  and
Distribution Center and North Avenue Coats and Pants; All new experienced employees shall have a trial period of two (2) weeks. All new inexperienced employees shall have a trial period of ninety (90) days.

It is agreed that the Employer shall pay to an employee who has completed his probationary period indicated in the collective bargaining agreement at least twenty-five (25) cents an hour above the then existing Federal or State minimum wage whichever is higher. This provision is not to substitute for or supersede locally negotiated higher time work and piece work minimum rates, if any exist.

                                   ARTICLE IV
WAGES:
1.  Time Rate Employees:

    (a) Effective October 2, 1995, the Employer shall grant a wage increase of twenty (20) cents per hour to all time rate employees.
    (b) Effective September 30, 1996, the Employer shall grant a wage increase of twenty (20) cents per hour to all time rate employees.
    (c) Effective September 29, 1997, the Employer shall grant a wage increase of twenty (20) cents per hour to all time rate employees.

2.  Piece Rate Employees:
   (a) Effective October 2, 1995, the Employer shall incorporate into all existing piece rates the equivalent of the time rate wage increase of twenty
(20) cents per hour.
    (b) Effective September 30, 1996, the Employer shall incorporate into all existing piece rates the equivalent of the time rate wage increase of twenty
(20) cents per hour.
    (c) Effective September 29, 1997, the Employer shall incorporate into all existing piece rates the equivalent of the time rate increase of twenty (20) cents per hour.

3. In the event an employee is regularly and formally scheduled to work more or less than forty (40) hours per week, or more or less than thirty six (36) hours per week in the case of cutters, the payments in paragraph 1 and 2 above shall be adjusted pro rata.

4. During the term of this Agreement the Employer shall, by mutual agreement with the Union, have the option to incorporate all or any part of the on-the-clock payments into the piece rates of all piece workers except the June 3, 1968 increase of twenty-five cents (25(cent)) per hour. The 25(cent) per hour on-the-clock shall not apply to any employee hired after October 1, 1985.

5. Except as otherwise provided in sub-paragraph A hereof, in the event that any of the operations of the Employer are changed or new operations are added, piece rates for such operations shall be mutually agreed upon between the Union and the Employer and shall become effective as of the time that such operation is changed or new operation begun. The new piece rates shall maintain the average earnings of the employees prevailing at the time that the operation is changed or new operation begun. It is understood that the phrase maintain the average earnings of the employees' refers to maintaining the average earnings of the section, and not to individual employees within the section.

A. Anything to the contrary herein notwithstanding the Employer shall recognize and abide by specifications and grades generally prevailing in the clothing industry. Any change in such specifications affecting grades shall be effective only when mutually agreed upon by the Employer and the Union.

6. If an employee is temporarily transferred from one job or operation to another at the request of the Employer, he shall, while working on the job or operation to which he has been transferred, be paid his average earnings prevailing at the time of the transfer. The conditions to apply upon permanent transfer shall be mutually agreed upon by the Employer and the Union at the time of such transfer.

7. Minima of Schedule "A" shall apply only to indicated operations and workers thereon.

                                    ARTICLE V
REPORTING PAY:
Employees who report for work at their regular starting time, or at such hour designated by the Employer, shall be paid their established time or piece rate earnings for all work performed between the hour they report for work and the hour that they are dismissed, but in no event shall they be paid less than six
(6) hours, or four (4) hours on Saturday. This clause shall not apply in the event of power failure, fire, or other cause over which the Employer has no control. In the case of the first five (5) hours of call in pay, failure of other employees to report for work shall be considered cause over which the Employer has no control only if an emergency arises which it could not foresee and it had taken adequate steps to train and provide relief workers. Excessive absenteeism shall relieve the Employer of the obligation to pay the sixth hour of call in pay.

                                   ARTICLE VI
HOURS OF WORK:
1. Regular Work Week:  The regular  hours of work for all employees may be eight
(8) hours in any one day, from Monday to Friday inclusive. The time when work shall begin and end each day shall be agreed upon by the Employer and the Union. The thirty-six (36) hour week for all manufacturing operations in which it has been heretofore established shall be maintained.

2. Overtime: Time and one-half shall be paid for all work outside the regular daily hours. No work shall be performed on Saturday except by mutual agreement of the parties. Time and one-half shall be paid for all work performed on Saturdays irrespective of the number of hours worked during the week. No work shall be performed on a designated holiday except by mutual agreement of the parties, and, if agreed upon, at double time. Overtime pay for work on a designated holiday shall be in addition to holiday pay to which the employee is entitled pursuant to the Paragraph dealing with holidays.

3. Notice of Overtime: The Employer agrees to give reasonable notice to the employees and the appropriate union shop committee representative when overtime is to be worked.

                                   ARTICLE VII
MACHINE BREAKDOWN TIME AND WAITING TIME:
An employee paid on piece rate basis who is required to wait for work due to machine breakdown beyond his control shall be compensated at the rate of the employee's average hourly earnings for all such waiting time in excess of fifteen (15) minutes per day. An employee paid on a piece rate basis who is required to wait for work due to cause beyond his control other than for machine breakdown shall be compensated at the rate of the employee's average hourly earnings for all such waiting time in excess of thirty (30) minutes per day. However, in no event will the combined unpaid machine down time and waiting time exceed thirty minutes per day. Any employee who finds it necessary to wait for work shall, on each separate occasion, notify his immediate supervisor both at the beginning and end of such waiting period. Payment for waiting time shall cover only such time as follows such notification. The Employer may transfer such employees to another machine during machine down time, on the same job, the employee will be paid piece rate earnings.

                                  ARTICLE VIII
VACATIONS:

A. Vacation Period. It is mutually agreed that there shall be the following vacation periods for the employees entitled to vacation pay as hereinafter provided.

1. The Summer Vacation Period shall be two consecutive weeks beginning with the last full week of July and the first week of August, unless the Employer and the Union shall mutually agree upon some other two consecutive weeks during the summer months.

2. The Christmas Vacation Period shall be between Christmas Day and New Year's Day of each year.

3. Fourth Week of Vacation: Any employee with 20 years, or more, of employment, with the Employer or predecessor employers is entitled to a fourth (4th) week of paid vacation to be taken during the ensuing twelve (12) month period following the date that the employee reaches 20 or more years of employment. The schedule of vacations by section shall be fixed by mutual agreement with the Union in accordance with the needs of production. Individual employees may bid for an available week in order of section seniority or such other rotational system as mutually agreed to with the Union. If mutually agreed to with the Union at the local level, an employee may elect to work during the employee's week of vacation at straight time in addition to vacation pay. The amount of time off and pay shall be the same as the preceding Winter Vacation.

4. In the event that a paid holiday falls within the vacation period, employees entitled to holiday pay shall be entitled to such holiday pay in addition to vacation pay hereinafter provided.

B.  Eligibility and Pay for Employees Employed Prior to October 1, 1985:

1.  For the Summer Vacation Period:
(a) All  employees who have been on the payroll of the Employer for at least six
(6) months prior to the commencement of the Summer Vacation period and, except as hereinafter provided, who are on such payroll at the commencement of the Summer Vacation Period are eligible for a paid vacation.

(b) The amount of each employee's vacation pay for the Summer Vacation Period shall be determined in the manner set forth in this subparagraph. If the employee has been on the payroll of the Employer:

(i) Six (6) months but less than nine (9) months, he shall receive one-half of one week's pay,

(ii) Nine (9) months but less than one (1) year, he shall receive three-fourths of one week's pay,

(iii) One year or more, he shall receive two (2) week's pay.

(c)(i) First Week: In the case of hourly and weekly employees, one week's pay shall be the employee's current regular weekly rate. In the case of piece work employees, one week's pay shall be forty (40) times the individual employee's straight time average hourly earnings for the four (4) consecutive busiest weeks of the current vacation year beginning June 1st in the previous calendar year and ending May 31st in the current vacation year. If an employee did not work in each of the said four (4) weeks, his vacation pay shall be forty (40) times his straight time average hourly earnings for the four (4) busiest weeks of the vacation year in which he did work all four (4) weeks. The Company and the Union have agreed to use the first (1st) calendar quarter (January, February & March) of the year to compute vacation pay. The full amount of the wage increases scheduled to be paid on October 2, 1995, September 29, 1996 and September 27, 1997 shall be included as applicable.

(ii) Second Week: An eligible employee who has worked not less than 1000 hours in the 12 months beginning June 1st in the previous calendar year and ending May 31st in the current vacation year shall receive for his second week's vacation pay the same amount as the employee's vacation pay for the first week.

For eligible employees who worked less than 1000 hours during the entire aforesaid twelve (12) months period, the second week's vacation pay shall be two and one-half percent (2 1/2%) of the employee's straight time earnings in the twelve (12) months beginning June 1st in the previous calendar year and ending May 31st in the current vacation year.

2.  For the Christmas Vacation Period:

(a) All employees who have been on the payroll of the Employer one year or more prior to December 1st and, except as hereinafter provided, who are on such payroll at the commencement of the Christmas Vacation Period are eligible for a paid Christmas vacation.

(b) The amount of each employee's vacation pay for the Christmas Vacation Period shall be determined in the manner set forth in the following subparagraphs;

(i) An employee who has worked not less than 1000 hours in the entire aforesaid twelve (12) months period,

(a) If an hourly or weekly employee, he shall receive his current rate less three-quarters of the wage increase scheduled to be paid on October 2, 1995, September 29, 1996 and September 27, 1997, as applicable.

(b) If a piece work employee, he shall receive forty (40) times his straight time average hourly earnings for the four (4) busiest weeks of the current vacation year, beginning December 1st in the previous calendar year and ending November 30th in the current year, which average hourly earnings shall be adjusted by three-quarters of the wage increase scheduled to be paid on October 2, 1995, September 29, 1996 and September 27, 1997, as applicable. The Company and the Union have agreed to use the first (1st) calendar quarter (January, February & March) of the year to compute vacation pay.

(ii) An employee who worked less than 1000 hours in the entire  aforesaid twelve
(12) months period shall receive two and one-half percent (2 1/2%) of his straight time earnings in the twelve (12) months beginning December 1st in the previous calendar year and ending November 30th in the current vacation year.

C.  Eligibility for Employees Employed After October 1, 1985:

Each employee hired by the Employer on or after October 1, 1985 shall receive vacation pay in accordance with the following requirements:

(i) On completion of 1 year of service, 1 week vacation at the next ensuing regularly scheduled vacation period (either winter or summer, whichever comes first).

(ii) On Completion of 2 years of service, 2 weeks of summer vacation except that an employee who first becomes eligible for two weeks of vacation prior to the winter vacation shall receive one week of winter vacation and one week of summer vacation.

(iii) On completion of 3 years of service, 2 weeks of summer vacation and 1 week of winter vacation.

D.  General Conditions:

1. In the event a paid holiday falls within the vacation period, employees entitled to holiday pay shall be entitled to such holiday pay in addition to vacation pay heretofore provided.

2. An employee otherwise eligible for a paid vacation shall not be deemed ineligible because of the fact that he is temporarily laid off or ill at the commencement of the vacation period. The Impartial Chairman is expressly empowered to determine in accordance with the arbitration procedure provided in this Agreement whether an employee, discharged prior to the commencement of a vacation period but otherwise eligible for a paid vacation, shall be entitled to vacation pay.

3. An employee who has been in the employ of the Employer a sufficient length of time to have earned a paid vacation as herein set forth but whose employment has been terminated because of termination of business or the closing of a plant, shall be entitled to vacation pay pro-rated as of the date of termination of employment.

4. Vacation pay as hereinabove provided shall be paid on the pay day immediately preceding the applicable vacation period.

5. Where an employee has been permanently and formally scheduled to work less than the regular work week for his operation the eligibility and vacation pay scheduled for such employee shall be adjusted pro-rata. The 1000 hours requirement contained in paragraph C above shall be similarly pro-rated.

6.  Retired and Permanently Disabled Employees:
Employees who, during any vacation year, retire under either an Amalgamated plan or a Company plan, whichever is in effect at the time of retirement, or receive Federal Old Age Social Security Retirement Benefits, or become totally and permanently disabled so as to become eligible for and subsequently receive disability insurance benefits pursuant to the Social Security Act, as amended, shall receive pro-rata vacation pay for the vacation year, measured from the commencement of the preceding vacation periods, summer, Christmas, and, where applicable, the fourth week, to the date last worked. The vacation pay herein provided shall be paid upon presentation to the Employer of proof of retirement or the Certificate of Award issued by the Social Security Administration, as appropriate.

7. Anything to the contrary notwithstanding contained in this Article VIII, the Union shall have the right to present to the Employer the question of vacation pay for the Christmas vacation period on behalf of an employee who does not qualify for same because he was employed after December 1st but prior to Christmas Day during the previous calendar year. If agreement between the Union and the Employer is not reached the Impartial Chairman is expressly empowered to settle said matter.

8. For the purpose of Section B and C, an employee who has completed a probationary period with an employer in contractual relations with the Union and who has been unemployed because of layoff or plant closing and is reemployed in the same local market within one year of loss of employment shall receive credit for each year of employment with the prior employer.

                                   ARTICLE IX
HOLIDAYS:

A. 1. All employees shall be entitled to the following eleven (11) holidays with pay subject to paragraph E:

New Years Day; National Observance of Martin Luther King, Jr.'s Birthday; Good Friday; Easter Monday; Memorial Day; Independence Day; Labor Day; Thanksgiving Day; Friday After Thanksgiving Day; Last Weekday Prior to the Commencement of Christmas Vacation; Christmas Day.

The Employer and the Union may substitute two other holidays for those listed above, by mutual agreement. Should any of the above holidays fall on Sunday, the day celebrated as such shall be considered the holiday.

2. All such holidays shall be paid for irrespective of the day of the week on which the holiday falls.

3. In the event of back-to-back paid holidays, if a worker is absent without reasonable excuse, either the day before or the day after the paid holiday, he/she shall lose only one holiday's pay.

B. In the case of hourly and weekly employees, the pay for each holiday shall be one-fifth (1/5) of the employee's current regular weekly rate plus any increase due at that time. In the case of piece workers the employee's pay for each holiday shall be eight (8) times the employee's straight time average hourly earnings as such earnings were computed for the purpose of determining the first week's vacation pay for the summer vacation period immediately preceding such holiday, plus any increase due at that time.

C. Any employee who, without reasonable excuse, is absent from work or who does not work all his/her scheduled hours on the work day before or the work day after a holiday shall not be entitled to holiday pay. Reasonable excuse shall be limited to the following:

    1.  Illness of the employee;
    2.  Death in the immediate family of the employee;
    3.  Lack of work for the employee.

D. Notwithstanding the provisions of this Paragraph, it is understood that holiday pay shall not be paid any employees if the Employer's factory is shut down in all its manufacturing departments for five (5) consecutive weeks as follows:

    1. The entire two (2) weeks immediately preceding the week in which such paid holiday occurs; and

    2. The entire week during which such paid holiday occurs; and

    3. The entire two (2) weeks immediately following the week in which such paid holiday occurs.

E. Trial Period, Intervening Holidays: If a holiday falls within the initial trial period, the employee shall receive his holiday pay on the first full pay period following the successful completion of the trial period. If the employee does not complete the initial trial period for any reason no holiday pay is payable. This paragraph shall not apply to employees who have completed their initial trial period with any employer in contractual relations with the Union.

                                    ARTICLE X
BEREAVEMENT PAY:

A. An employee who has been on the payroll of the Employer for six (6) months or more shall be granted bereavement pay in the event of a death in his immediate family.

B. The immediate family is defined as father, mother, sister,  brother,  spouse,
children,   mother-in-law,   father-in-law,    brother-in-law,    sister-in-law,
grandmother, grandfather and grandchildren.

C. Bereavement pay shall be paid for the day before, the day of and the day following the funeral when these days fall on days the employee would otherwise have worked. In the event that the death occurs outside the United States and notice thereof does not reach the employee until after the funeral, Bereavement Pay shall be paid for the three (3) days following receipt of notice provided that such days are days on which the employee would otherwise have worked.

D. Bereavement pay shall be based on the employee's daily time or piece rate earnings as established for the purpose of holiday pay.

E. No bereavement pay will be granted unless the employee notifies the Employer and requests leave. At its discretion, the Employer may require evidence of death and kinship.

                                   ARTICLE XI
EQUAL DIVISION OF WORK:
During any slack season or whenever there is insufficient work, the available work shall be divided, insofar as is practicable, equally among all regular employees of the Employer in order that continuity of employment may be maintained unless the Employer and the Union shall mutually agree upon a lay-off and the conditions applicable thereto.

It is understood that this clause has been mutually interpreted to provide for seniority of the employee as the basis for layoff and this interpretation has been reflected in local agreements.

                                   ARTICLE XII
PAYMENT OF WAGES AND CHECKOFF:

A. The Employer agrees that he shall pay its employees on a prescribed day in each week.

B. The Employer shall deduct from the wages of his employees upon written authorization of the employees, union dues, initiation fees and assessments. The amounts deducted pursuant to such authorization shall be transmitted at intervals to the properly designated official of the Union, together with a list of names of the employees from whom the deductions were made on forms to be provided by the Union. Sums deducted by the Employer as union dues, initiation fees or assessments shall be kept separate and apart from general funds of the Employer and shall be deemed trust funds. The above mentioned monies are to be paid to the Baltimore Regional Joint Board, A.C.T.W.U. immediately after it is collected at least once a month.

                                  ARTICLE XIII
INSURANCE:
The Employer agrees to contribute sums of money equal to a stated percentage of its payroll to the Amalgamated Insurance Fund (social insurance), and to the Amalgamated Cotton Garment and Allied Industries Fund (social insurance) as provided in Exhibits I and II annexed hereto, the terms and provisions of said Exhibits being specifically incorporated herein by reference. Contributions to the Clothing Fund are applicable to employees of Hampstead Coat Shop, North Avenue Coat Shop and Brookhill Road Cutting Floor. Contributions to the Cotton Fund are applicable to employees of the Rubin Building Pants Division and Hampstead Distribution Center.


                                   ARTICLE XIV
HEALTH AND WELFARE FUND:
The Employer agrees to contribute sums of money equal to two (2) percent of its payroll to the Baltimore Regional Joint Board, Amalgamated Clothing and Textile Workers Union Health and Welfare Fund, to be used to provide health and welfare benefits to the members. The terms and provisions of Exhibit III being specifically incorporated herein by reference.

                                   ARTICLE XV
UNION LABEL:
The Employer agrees to affix copies of the label of the Amalgamated Clothing and Textile Workers Union to men's and boy's clothing including, without limitation, single pants manufactured by the Employer or by registered Union contractors on behalf of the Employer, all as provided in Exhibit IV annexed hereto, the terms and provisions of said Exhibit IV being specifically incorporated herein by reference. In addition thereto, the Employer agrees that the size ticket placed on each garment shall contain a legend to the effect that the same is manufactured by ACTWU Union labor. The exact wording to be affixed on the size ticket shall be set by mutual agreement between the Clothing Manufacturers Association of the USA and the International Union.

                                   ARTICLE XVI
MILITARY SERVICE:
In the event that an employee enlists or is conscripted into the Armed Forces of the United States of America or is called into service as a member of the National Guard or Army, Navy, Air Force or Marine Corps Reserves, he shall, upon discharge from service be reinstated with all his rights and privileges enjoyed by him at the time he entered service; provided, that he shall request reinstatement within the period fixed by law and provided that the Employer shall have the right to discharge any person whom it hired by reason of the entry into military service of the person to be reinstated.

                                  ARTICLE XVII
PART ONE, OTHER FACTORIES AND CONTRACTORS:
A. During the term of this Agreement the Employer agrees that it shall not, without the consent of the Union, remove or cause to be removed its present plant or plants from the city or cities in which such plant or plants are located.

B. Where the Employer has a surplus of work, or its present factories cannot meet manufacturing requirements, including anticipated quarterly production needs, because of model or make variations, cost, customer requirements or scheduling conflicts, the Employer shall inform the Baltimore Joint Board of the need to contract out, and the Baltimore Joint Board shall have the opportunity within the next ten (10) calendar days, to meet with the Employer and suggest alternatives to the subcontracting of the needed work.

         Where no alternative to subcontracting is acceptable to the Employer, the Baltimore Joint Board shall have one (1) calendar week after being so informed, to refer the Employer to plants in contractual relations with the ACTWU, and the Employer shall give preference to such plants, provided they are fully capable of meeting the Employer's scheduling, cost and quality requirements.

           In the event no ACTWU plant is able to meet the Employer's scheduling, cost and quality requirements, or is available to perform the needed work within the Employer's time requirements then the Employer shall have the right to determine the manufacturing facility or facilities in which the needed garments shall be made and shall notify the Baltimore Joint Board of its choice.

C. It is agreed that imports other than corduroy clothing not made in Union shops, are within the scope of Article XVII. The Employer shall notify the Union of its intention as to such corduroy clothing, and the quantities involved and shall make available to the Union all pertinent documentation involved in such transaction. In the event corduroy clothing becomes an important production item in shops under contract with the Union, this exception to Article XVII shall be subject to renegotiation upon reasonable notice from the Union, then existing commitments shall not be interfered with.

D. Subject to the provisions of Part 2 - Outsourcing of this Article, the Employer agrees that it shall not send out work for cut, make and trim.

                             PART TWO - OUTSOURCING

A. Permissible outsourcing. During the term of this agreement and subject to all of the conditions contained herein the Employer shall be permitted to outsource:

           1. During the period between October 1, 1994 and September 30, 1995 the Employer may outsource no more than 10% of production;

           2. During the period between October 1, 1995 and September 30, 1996 the Employer may outsource no more than 15% of production;

           3. During the period between October 1, 1996 and September 30, 1997 the Employer may outsource no more than 20% of production;

           4. During the period between October 1, 1997 and September 30, 1998 the Employer may outsource no more than 22% of production.

Outward processing production (known as "807" or "807 A" production) will be defined as outsourced products. Further, outsourcing will not excuse the participating firm from making needed investment in its domestic facilities and equipment. Any Employer who outsources hereby commits to invest in improved physical plant, equipment and EDI systems in its own facilities.

           These "outsourcing" provisions do not apply to production sourced to domestic facilities within the United States. Such production is governed by the "Other factories and contractors" provisions contained in Part One of this
Article XVII.

B. Notification. The Employers must give the Union advance notification of its planned outsourcing. Said notification shall include:

           1.  The number and types of units the Employer plans to outsource;

           2.  The reasons why the outsourcing is planned;

           3.  Name and location of the source.

The Union shall have the opportunity to find a suitable alternative source within one week of said notice.

C. Guarantees. If, during the term of this agreement, an Employer outsources more than an experimental level of production it shall, for each contract year during which it outsources, guarantee that its current full time employees work at least 1470 hours, in addition to vacations and holidays during said contract year. An experimental level of production is defined as the greater of 1000 units or 2% of the domestic production in the preceding contract year to a maximum of 3000 units.

For the purpose of this Agreement, a suit or overcoat/topcoat should count as 1 unit; a coat as 2/3 of a unit; a pair of pants as 1/3 of a unit and a vest as 1/6th of a unit.

Such hours as are not worked (1) at the option of the employee or because the employee is not available for employment, (2) because of power failure, fire or other cause over which the firm has no control as defined in the Reporting Pay provision of the Collective Bargaining Agreement (but not including short time for lack of sales), and (3) hours otherwise compensated for pursuant to the firm's Collective Bargaining Agreement with the Union, shall be counted toward fulfilling the guarantees.

For each unit outsourced pursuant to this Agreement up to 10%, the Employer shall pay $1.00 per unit divided among all of the employees of the Employer on the payroll as of the beginning and the end of the contract year, as a holiday bonus, not later than December 15 following the end of each contract year for which the employer is required to make such payments pursuant to the outsourcing agreement. This payment, if the employee so elects, may be made by the Employer to the National Plus 401(K) program which will make such arrangements as are necessary to receive said payments. Subject to the foregoing provisions, the Employer shall pay $1.50 per unit for units outsourced between 10% and 15% and $1.75 for outsourcing above 15%.

An Employer electing to participate in an outsourcing program shall so notify the Joint Board Manager and the Union's International President, with respect to the planned outsourcing by certified mail, RRR. The Union's one week period to find a suitable alternative to the outsourcing shall begin to run upon earliest receipt of that notice. All reports and information required by the National Agreement with respect to the outsourcing program shall be made to the Joint Board Manager and to the Union's International President.

D. Shipping. The Firm shall receive and ship all units subject to this Article only in facilities under contract with the Union.

E. Records. The Union shall be provided such records as are required to monitor compliance with the terms of this Article, in addition to all other rights with respect to inspection of records guaranteed to it under the Collective Bargaining Agreement. The information shall be kept confidential. Any breach of such confidentiality shall terminate the right of the Union to examine such records upon the decision of an arbitrator that the Union did breach the confidentiality agreement.

F. Continuation of Contracting. Unless the Employer brings work, that had been performed by its existing contractors, into its facilities covered by this Agreement , it shall during any contract year in which it outsources production continue to supply work to contractors at such levels as supplied in the previous year. Contractors shall include all contractors of shoulder pads, coats fronts, sponging and examining, to the extent now contracted. The measure of damages payable to the Union for failure to supply the amount of work required by the preceding sentence shall be that applied to other violations of this Article.

G. Damages. Claims that any Employer is in violation of this Article shall be resolved through the grievance and arbitration provisions of this Agreement. If the Arbitrator finds that the Employer has violated this Article by outsourcing in excess of the limits set forth herein, the Arbitrator shall impose damages equal to one and one half times the unit labor cost of these outsourced units in excess of the limit. Said damages shall be paid to the Joint Board that is party to an Agreement with the Employer for distribution to the affected employees.

STANDARDS: It is agreed that all Employers will comply with the following work standards in any outsourcing:

Wages: Companies will only do business with partners, contractors or other sources who provide wages and benefits that comply with any applicable law and provide a living wage defined as a specified market-basket of consumerism priced in local currency and adjusted for inflation in the country from which the product is being sourced.

Working Hours: Companies will only do business with partners, contractors, or other sources outside the United States that comply with all applicable laws and will not utilize a source who requires more than a 48 hour work week and does not provide at least one day off in each seven days.

Forced or Compulsory Labor: In the manufacture of its products, Companies will not work with business partners that use forced or other compulsory labor, including labor that is required as a means of political coercion or as punishment for holding or for peacefully expressing political views. Companies will not purchase materials that were produced by forced prison of other compulsory labor and will terminate business relationships with any sources found to utilize such labor.

Child Labor: Companies will not work with business partners that use child labor. The term "child" generally refers to a person who is less than 14 years of age, or younger than age for completing compulsory education if that age is higher than 14. In countries where the law defines "child" to include individuals who are older than 14, companies will apply that definition.

Freedom of Association: Companies will use business partners that share a commitment to the right of Employees to establish and join organizations of their own choosing, and abide by international standards as specified by the ILO regarding freedom of association.

Companies will assure that no employee is penalized because of his or her exercise of this right. Companies recognize and respect the right of all employees to organize and bargain collectively, and to strike.

Discrimination: Companies will not use business partners who discriminate on the basis of personal characteristics rather than people's ability to do the job. They will not utilize partners who use corporal punishment or other forms of mental or physical coercion.

Safe and Healthy Work Environment: Companies will have business partners that provide employees a safe and healthy workplace and that do not expose workers to hazardous conditions.

Continued Violators: If the Union determines that countries or companies have repeatedly violated the foregoing work standards or are pervasive violators of human rights, it shall notify the Employer and give it 60 days to remedy the violations. If the union chooses it may take the alleged violations to binding expedited arbitration. If the union proves its case, the company shall cease to contract with that country or company.

Monitoring: Employers and the ACTWU shall periodically monitor the compliance of their contractors/suppliers with the above standards and reports of this monitoring will be made available to the other party.

H. The Employer agrees that none of its work will be performed in the homes of any employees.

                                  ARTICLE XVIII
DISCHARGES AND DISCIPLINE:
A. No employee covered by this Agreement shall be discharged without just cause. The Union shall present all complaints of discharge without just cause to the Employer within seven (7) days after the discharge. If the complaint cannot be adjusted by mutual consent, it shall be submitted to the Arbitrator hereinafter designated in this Agreement for determination pursuant to the procedure provided. The Arbitrator shall issue his decision and award within seven (7) days from the conclusion of the hearing of the discharge in dispute. If the Arbitrator finds that the employee was discharged without just cause, he shall order reinstatement and may require the payment of back pay in such amount as, in his judgment, the circumstances warrant. This paragraph shall not apply to an employee during his trial period.

B. In the manner and to the extent permitted by law, it shall not be a violation of this Agreement nor ground for discharge, discipline or replacement for employees covered by this Agreement to refuse to cross a picket line or to refuse to perform work on the clothing of any other employer.

                                   ARTICLE XIX
GRIEVANCE AND ARBITRATION PROCEDURE:
A. Any complaint, grievance or dispute arising under, out of or relating directly or indirectly to the provisions of this Agreement between the Union or any employees and the Employer, or the interpretation or performance thereof, shall, in the first instance be taken up for adjustment by a representative of the Union and a representative of the Employer. Any and all matters in dispute, including a dispute concerning the interpretation or application of the arbitration provision, which have not been adjusted pursuant to the procedure therein provided shall be referred for arbitration and final determination to a member of a panel or arbitrators herein designated, and his decision or award shall be final, conclusive and binding on all parties; and the parties hereby stipulate and consent that the Arbitrator may make findings, decisions and awards which may be enforced by appropriate judgment thereon to be entered in a Court of Law or Equity.

Any grievance which is submitted to arbitration shall be heard by one of the members of a panel of three arbitrators, who shall be Jerome H. Ross, Bernard Cushman and Joseph M. Sharnoff. These arbitrators shall hear grievances on a rotating basis in order set forth above, provided that if the arbitrator whose turn it is to hear a grievance cannot meet the timetable set forth herein, the next available arbitrator shall hear the case and the rotation shall continue from there. If none of the arbitrators can hear the case within said timetable, then the arbitrator who can hear it first will be utilized and the rotation will continue from there.

Hearings shall be held no later than fifteen calendar days after the arbitrator has received his assignment at a place mutually agreeable to the Union and the Company. The hearing shall be conducted by the arbitrator in whatever manner will most expeditiously permit the full presentation of all evidence and arguments for both parties, provided, however, that the parties shall have the right to file written briefs with the arbitrator within seven calendar days following the closing of the hearing record.

The award of the arbitrator shall be rendered no later than ten calendar days from the day the hearing concluded or the briefs are submitted unless an extension of time is mutually agreed upon by the parties. A lengthy opinion shall not be requested or required from the arbitrator. Rather, the arbitrator is instructed to issue an award and a summary statement of no more than five pages which briefly sets forth the basis for the award. The parties may request the arbitrator to notify them of his award by telephone after the award has been mailed.

The decision of the arbitrator shall be limited to the matter presented to him; he shall have no authority to amend, alter or change any provision of this Agreement. The decision of the arbitrator shall be final and conclusive on the Company, the Union and the employee(s) involved. The arbitrator's fees and expenses shall be borne equally by the Union and the Company.

In the event of any controversy, the Employer's manufacturing books, vouchers, papers and records shall be available for inspection by duly authorized representatives of the arbitrator herein designated to make such examination, for the purpose of determining the amount of goods cut or being cut, made or being made, by or for the Employer and for the purpose of ascertaining the names and addresses of the persons doing such work, and for the general purpose of determining whether the terms of this Agreement are being fully carried out.

Except as expressly provided otherwise in the Agreement, with respect to any dispute subject to arbitration or any claim, demand, or act arising under the Agreement which is subject to arbitration, the procedure established in this
Agreement  for the  adjustment  thereof  shall be the  exclusive  means  for its determination. No proceeding or action in a court of law or equity or administrative tribunal shall be initiated with respect thereto other than to compel arbitration or to enforce, modify, or vacate an award. This paragraph shall constitute a complete defense to or ground for a stay of an action instituted contrary hereto.
                                   ARTICLE XX
CIVIL RIGHTS
1. The Employer and the Union shall not discriminate nor perpetuate the effect of past discrimination, if any, against any employee or applicants for employment on account of race, color, religion, creed, sex, or national origin. This clause shall be interpreted broadly to be co-extensive with all federal, state or local anti-discrimination laws and where available, judicial interpretations thereof.

2. Representatives of the Employer and the Union shall meet to review compliance with this provision and to mutually agree upon such steps as are necessary to achieve compliance. If, upon failure to so mutually agree, either party invokes the arbitration procedure of the Agreement to resolve the dispute, the Impartial Chairman shall fashion his award to grant any and all relief appropriate to effectuate this Article.

                                   ARTICLE XXI
STRIKES, STOPPAGES AND LOCKOUTS
A. This Agreement provides for an orderly adjustment of differences. Strikes, stoppages, and lockouts are therefore prohibited. If a strike, stoppage or lockout shall occur then the parties agree that any remedy sought by either party arising from such act shall be resolved through the medium of the arbitration machinery and the aggrieved party shall have the right to demand an immediate hearing on twenty-four (24) hours notice before the Arbitrator.

B.  Anything contained in subparagraph A to the contrary notwithstanding:

1. In the event that the Employer violates this Agreement by employing Union contractors who are not registered by it as required by this Agreement, the Union shall be free to order a stoppage of the Employer's work in the shop of such unregistered contractors.

2. Except to the extent that the employment of a non-union contractor is authorized expressly by Article XVII-Part Two, Outsourcing, in the event that the Employer violates this Agreement by employing a non-union contractor, the Union shall be free to take such action, including stoppages, as it deems appropriate to require the Employer to cease employing non-union contractors.

3. In the event that either party fails to comply with the decision or award of the Arbitrator within ten (10) days after service of a copy thereof, the other party shall be immediately free to call a strike, stoppage or lockout as the case may be.

                                  ARTICLE XXII
LEAVE OF ABSENCE:
Leave of absence shall be granted an employee upon request if the employee is ill or a member of his immediate family is seriously ill. Illness shall be certified by a doctor's certificate. Leave on account of illness shall include leave of absence in maternity cases. Leave of absence shall be for an initial period of not more than one (1) month. In the event of a leave of absence for personal illness including maternity, the leave of absence may be extended to an additional period of one (1) month each up to a total of one (1) year unless the employee was employed for less than six (6) months. In the event of a leave of absence because of serious illness in the employee's immediate family, the initial leave and extension shall not extend for more than three months unless mutually agreed otherwise. Such employee shall upon return to work from such leave be reinstated to his previous job. In the case where a job or operation has been abolished during employee's absence such provision shall apply to re-employment as would have applied had such employee been at work at the time the job or operation was abolished.

Leaves of absence shall be granted for justifiable personal reasons. The Employer may limit the number of leaves for personal reasons granted at any given time to avoid an unreasonable effect on the Employer's ability to operate. Such leaves may be limited to an initial period of two (2) weeks with extensions granted by mutual agreement.

An employee who becomes a paid officer of the Union shall be entitled to a leave of absence for the term of his office.

                                  ARTICLE XXIII
MORE FAVORABLE PRACTICES:
Any custom or practice existing in the plant of the Employer at the time of the execution of this Agreement more favorable to the employees than the provisions hereof shall be continued as heretofore. It is understood that this clause is to be mutually interpreted to provide that prior contrary past practices do not prevail over subsequently negotiated contract provisions, such as Paragraph D of Article XXIV.

                                  ARTICLE XXIV
INTRODUCTION OF TECHNOLOGICAL CHANGES, ETC:
A. The Union has long cooperated with Employers in the introduction of new machinery, changes in manufacturing techniques, and technological improvements in clothing plants. This policy has been established by mutual agreement, generally on a market level, between the Employer and the Union. Underlying such agreement has been the recognition of these basic conditions: (a) wages of the affected workers were not to be reduced, and (b) workers were not to be thrown out of employment. Such policy is reaffirmed and shall continue to be dependent, preferably by mutual agreement on a market level.

B. If, however, in the event that the introduction of any such new machinery, changes in manufacturing techniques and technological improvements would not, in the opinion of either party be consistent with the maintenance of the aforesaid basic conditions, then the Employer and the Union shall each appoint a committee which jointly shall study and seek to resolve the problems attendant upon such change.

C. Subject to the foregoing basic conditions (a) and (b) of paragraph A above, the scope of the general arbitration clause shall remain in full force and effect and applicable to all covered by this Agreement.

D. To provide for reasonably comparable implementation of the basic conditions set forth in Article XXIV, including the definition of technological change, the Employer and the Union shall utilize the following guidelines in the absence of mutually satisfactory guidelines heretofore established on a market or local union level. Where the Employer contemplates such a technological change, the Employer shall give prior notice to the Union. Rates for such newly introduced or changed machinery shall be established by mutual agreement. While employed on the newly introduced or changed machinery, a worker shall be paid wages earned plus the difference, if any, between the expected earnings under the newly established rate and his prior earnings. Workers in the affected operation shall not be thrown out of employment, instead, if a job is available on a substantially equivalent operation, with the opportunity for substantially equivalent earnings, a worker may be transferred to such job, and during a period of retraining equal to the normal training period for similarly experienced workers, shall be guaranteed his former average hourly earnings. If such a job is not available, the worker shall have the option of (a) accepting another job with a guarantee, during a period of retraining equal to the normal training period for similarly experienced workers, of his former average hourly earnings, or (b) severance pay in such amounts as shall be mutually agreed to by the Employer and the Union. A worker electing to take a job which is not on a substantially equivalent operation with the opportunity for substantially equivalent earnings may subsequently elect to take severance pay, in which event such severance pay shall be reduced by any make-up pay paid pursuant to the normal training program applied. In the event the worker elects to take severance pay, such worker shall retain for one year his seniority and recall rights to his former job or section.

                                   ARTICLE XXV
JURY DUTY:
An employee called for involuntary trial jury duty will be paid the difference between the pay received for such jury duty and his straight time average weekly earnings (calculated for the eight (8) weeks immediately preceding such jury duty) for the period of such jury duty. The employee shall present a receipt for the amount of jury duty pay received. An employee who receives a notice to serve as a juror must notify his Employer not later than the next work day. If the Employer deems it necessary to have the employee excused from jury duty, the Union and the employee agree to cooperate in seeking to have the employee excused.

                                  ARTICLE XXVI
SUCCESSORS:

In the event the Employer merges or consolidates with or its business is acquired by another person, firm or corporation, the Employer shall remain bound by all of the terms and provisions of this Agreement for the full term hereof.

                                  ARTICLE XXVII
SEPARABILITY:
Should any part or provision of this Agreement be rendered or declared illegal by reasons of any existing or subsequently enacted legislation or by any decree of a court of competent jurisdiction or by the decision of any authorized government agency such invalidation of such part or provision shall not invalidate the remainder thereof. In such event, the parties agree to negotiate substitute provisions.

                                 ARTICLE XXVIII
VOLUNTARY CHECKOFF FOR POLITICAL CONTRIBUTIONS:
In the event that voluntary authorization to deduct voluntary political contributions weekly from an individual member's pay is signed, the Employer agrees to deduct the said amount and remit the said sum to the Baltimore Regional Joint Board Political Education Committee. The Union shall reimburse the Employer for any expense incurred due to this provision.

                                  ARTICLE XXIX
SAFETY AND HEALTH STUDY COMMITTEE:

Whereas eliminating occupational safety and health hazards for employees in the men's and boys' tailored clothing industry is to the mutual benefit of the Employer and the Union, the parties to this Agreement shall form and maintain a joint Labor-Management Safety and Health Study Committee.

The Committee shall be composed of equal numbers of representatives selected by the Employer and by the Union.

The Committee shall hold meetings as often as necessary for the purpose of developing the means and structure to undertake joint safety and health studies to analyze occupational hazards in the industry and to suggest appropriate measures for control of such hazards.

A Safety and Health Study Committee shall be established in each plant. It will meet regularly at dates, times, and place to be determined by local management after consultation with the Union. The employees shall be paid their established time rate or piece rate average by the Employer while attending such meetings.

                                   ARTICLE XXX
FEDERAL FUNDS:
The Union shall cooperate with the Employer to facilitate the availability of federal funds for training programs.


                                  ARTICLE XXXI
A.  FAMILY LEAVE:
1. An employees who has been employed by the Employer for at least twelve (12) months (and who has worked at least 1,250 hours during the twelve (12) months immediately preceding the employee's request for leave under this paragraph) shall be entitled to at least twelve (12) weeks of unpaid Family Leave, within any twelve (12) month period, without loss of seniority rights for the following reasons:

           a. For the birth or placement of a child for adoption or foster care; or

           b. To care for a spouse, child or parent with a serious health condition as such terms are defined by the Family and Medical Leave Act of 1993 ("FMLA"); or

           c. To take medical leave when the employee is unable to work because of the employee's own serious health condition as defined in the FMLA.

2. An employee requesting Family Leave shall present satisfactory proof of the reason for such leave.

3. Family Leave may be taken on an intermittent basis under 1b) and c) above when there is a medical necessity for such intermittent leave as provided in the FMLA.

B. Child Care Facilities: The Employer and the Union shall establish a local committee to study the availability of child care facilities.


                                  ARTICLE XXXII
SUB PROGRAM:
Should the employees agree to purchase additional insurance coverage provided by the Amalgamated Insurance Company, the Employer shall check off the employees' cost of the program, upon presentation of proper authorization, and pay the same over to the Amalgamated Life Insurance Company as required by the contract between the employees and the Amalgamated Life Insurance Company.

                                 ARTICLE XXXIII
ORGANIZATIONAL HIRING:
The Employer agrees that it will hire employees who have been discharged from other employers during an organizing campaign conducted by the Union. The Employer is not required by this Section to hire an employee who is not qualified to perform the job that is being applied for. The Employer is not required to employ such applicants if it does not have jobs available. Any employee hired under this Section is subject to the Employer's regular probationary period for new employees.

The Employer is not required to unlawfully give preference to employees applying under this section.

The Union will hold the Employer harmless for any liability, included but not limited to attorney's fees imposed by enforcement of this clause.

                                  ARTICLE XXXIV
NATIONAL HEALTH INSURANCE:
The inflationary spiral affecting health care costs in the United States has caused the parties concern over the continued viability of their insurance program. Therefore, the parties agree that it would benefit the insurance program and the Employer if an appropriate National Health Insurance Program is enacted. It is further understood that the National Clothing Industry Labor-Management Committee shall meet to determine the best way to mount a joint campaign in support of the establishment of an appropriate National Health Insurance Program and to implement such a campaign.

                                  ARTICLE XXXV
MORE FAVORABLE CONDITIONS
If the Union enters into any agreement with any manufacturer of Mens or Boys tailored clothing that has resigned from the CMA, which provides any terms or conditions more favorable to that employer than any terms of conditions contained in this Agreement then upon written notice given by the Employer such terms and conditions shall automatically be extended to the Employer which shall have the right to make such terms or conditions retroactive to the effective date of such terms or conditions in the agreement containing such more favorable terms or conditions.

                                  ARTICLE XXXVI
TERM OF AGREEMENT:
This Agreement shall be effective upon the date hereof and shall remain in full force and effect until midnight April 30, 1998. It shall be automatically renewed from year to year thereafter unless on or before March 1, 1998, or March 1, of any year thereafter, notice in writing by certified mail is given by either the Employer or the Union to the other of its desire to propose changes in this Agreement or of intention to terminate the same, in either of which events this Agreement shall terminate upon the ensuing April 30th.


IN WITNESS WHEREOF, the parties hereto have caused their signature to be affixed effective the day and year hereinabove first written.

                                            JOSEPH A BANK MFG. CO.




                                            ---------------------------------
                                            BALTIMORE REGIONAL JOINT BOARD,
                                            AMALGAMATED CLOTHING AND TEXTILE
                                            WORKERS UNION


                                            ---------------------------------
                                            Manager


AGREEMENT dated May 1, 1995 by and between

Joseph A. Bank Mfg. Co., Inc. (North Ave. Coat Shop, Brookhill
                                Road Cutting Floor, Hampstead
                                Coat Shop, Rubin Bldg. Pants
                                Division & Hampstead Distribution
                                Center)